Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-204908

FINAL TERMS SUPPLEMENT (To Prospectus dated April 29, 2016, Product Supplement dated May 2, 2016 and Prospectus Supplement dated May 2, 2016)

Final Terms Supplement

UBS AG Airbag Yield Optimization Notes

UBS AG $475,000.00 Notes linked to the common stock of Endo International plc due August 16, 2017

Final Terms

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note	$1,000
Term	Approximately 12 months.
Underlying Asset	The common stock of Endo International plc
Coupon Payments

UBS AG will pay interest on the principal amount of the Notes on the coupon payment dates; provided that, if any coupon payment date would otherwise fall on a date which is not a business day, the relevant coupon payment date will be the first following day which is a business day unless that day falls in the next calendar month, in which case the relevant coupon payment date will be the first preceding day which is a business day. Each payment of interest due on a coupon payment date or on the maturity date, as the case may be, will include interest accrued from the last unadjusted coupon payment date on which interest has been paid or made available for payment (or the issue date in the case of the first coupon payment date) to the relevant unadjusted coupon payment date.

UBS will compute interest on the Notes on the basis of a 360-day year of twelve 30-day months. If the maturity date is postponed beyond the originally scheduled maturity date due to the occurrence of a market disruption event on the final valuation date, interest will cease to accrue on the originally scheduled maturity date. The table below reflects the coupon rate of 10.92% per annum. Amounts in the table below may have been rounded for ease of analysis.

Coupon Payment Date*	Coupon Payment (per Note)
November 16, 2016	$27.3000
February 16, 2017	$27.3000
May 16, 2017	$27.3000
August 16, 2017	$27.3000

*The record date for coupon payment will be one business day preceding the coupon payment date.

Coupon Rate	The Notes will bear interest at a rate of 10.92% per annum.
Total Coupon Payable	10.92%
Payment at Maturity (per Note)

If the final price of the underlying asset is equal to or greater than the conversion price, we will pay you an amount in cash at maturity equal to your principal amount.

If the final price of the underlying asset is below the conversion price, we will deliver to you the share delivery amount for each Note you own, subject to adjustments in the case of certain corporate events, as described in the Airbag Yield Optimization Notes product supplement. In this scenario, the value of the share delivery amount is expected to be worth less than the principal amount of your Note and may have no value at all. We will pay cash in lieu of delivering any fractional shares.

Closing Price

On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying asset during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Initial Price	$23.01, which is the closing price of the underlying asset on the trade date.
Conversion Price

$14.96, which is 65.00% of the initial price of the underlying asset. The conversion price is subject to adjustments in the case of certain corporate events, as described in the Airbag Yield Optimization Notes product supplement.

Share Delivery Amount (per Note)

66.8449 shares per Note, which is equal to (i) the principal amount divided by (ii) the conversion price of the underlying asset. The share delivery amount is subject to adjustments in the case of certain corporate events, as described in the Airbag Yield Optimization Notes product supplement. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying asset in an amount equal to that fraction multiplied by the final price of the underlying asset.

Final Price

The closing price of the underlying asset on the final valuation date. The final price is subject to adjustment in the case of certain corporate events, as described in the Airbag Yield Optimization Notes product supplement.

Trade Date	August 11, 2016
Settlement Date	August 16, 2016
Final Valuation Date	August 11, 2017. The final valuation date may be subject to postponement in the event of a market disruption event, as described in the Airbag Yield Optimization Notes product supplement.
Maturity Date	August 16, 2017. The maturity date may be subject to postponement in the event of a market disruption event, as described in the Airbag Yield Optimization Notes product supplement.
CUSIP	90279J186
ISIN	US90279J1869
Valoren	33516535
Tax Treatment

There is no tax authority that specifically characterizes the Notes. UBS and you agree, in the absence of an administrative determination or judicial ruling to the contrary, to characterize the Notes for tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying asset. With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Coupon Rate	Interest on Debt Component	Put Option Component
10.92% per annum	1.01% per annum	9.91% per annum
For further details and possible alternative tax treatments, please refer to the section entitled "What are the Tax Consequences of the Notes" in the prospectus supplement for more information.

The estimated initial value of the Notes as of the trade date is $964.70 for Notes linked to the underlying asset. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date of this final terms supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks -Fair value considerations” and “Key Risks - Limited or no secondary market and secondary market price considerations” on pages 4 and 5 of this final terms supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity, and the Notes can have the full downside market risk of the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” in this final terms supplement, under "Key Risks" beginning on page 6 of the prospectus supplement and under “Risk Factors” beginning on page PS-14 of the Airbag Yield Optimization Notes product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this final terms supplement, the previously delivered prospectus supplement, the Airbag Yield Optimization Notes product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

See "Additional Information about UBS and the Notes" on page 3. The Notes we are offering will have the terms set forth in the Prospectus Supplement dated May 2, 2016 relating to the Notes, the Airbag Yield Optimization Notes product supplement, the accompanying prospectus and this final terms supplement.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note

Endo International plc	$475,000.00	$1,000.00	$7,125.00	$15.00	$467,875.00	$985.00

UBS Financial Services Inc.

UBS Investment Bank

Final Terms Supplement dated August 11, 2016

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a prospectus supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offering for which this final terms supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC web site at www.sec.gov as follows:

•	Prospectus Supplement dated May 2, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000119312516571232/d164020d424b2.htm
•	Airbag Yield Optimization Notes product supplement dated May 2, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000119312516570611/d104496d424b2.htm
•	Prospectus dated April 29, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries. In this document, "Airbag Yield Optimization Notes" or the "Notes" refer to the Notes that are offered hereby. Also, references to "prospectus supplement" mean the UBS prospectus supplement dated May 2, 2016, references to "Airbag Yield Optimization Notes product supplement" mean the UBS product supplement, dated May 2, 2016, relating to the Notes generally and references to the "accompanying prospectus" mean the UBS prospectus titled, "Debt Securities and Warrants", dated April 29, 2016.

This final terms supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in Key Risks beginning on page 4 and in Risk Factors in the Airbag Yield Optimization Notes product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here and are comparable to the corresponding risks discussed in the "Key Risks" section of the prospectus supplement, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the "Risk Factors" section of the Airbag Yield Optimization Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

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Risk of loss at maturity - The Notes differ from ordinary debt securities in that UBS will not necessarily pay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying asset is greater than or equal to the conversion price and only at maturity. If the final price of the underlying asset is below the conversion price, UBS will deliver to you a number of shares of the underlying asset equal to the share delivery amount at maturity for each Note that you own instead of the principal amount in cash. As a result, if the final price is below the conversion price, you will be exposed at an increased rate to any such decline below the conversion price. For example, if the conversion price is 80% of the initial price, the final price is less than the conversion price and the closing price of the underlying asset on the maturity date is 70% of the initial price, you will lose 12.50% of your principal amount at maturity, which is greater than the 10% additional decline from the conversion price. If you receive shares of the underlying asset at maturity, the value of the shares you receive is expected to be less than the principal amount of the Notes or may have no value at all.

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Higher coupon rates are generally associated with a greater risk of loss - Greater expected volatility with respect to the Note’s underlying asset reflects a higher expectation as of the trade date that the price of the underlying asset could close below its conversion price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, the underlying asset’s volatility can change significantly over the term of the Notes and the price of the underlying asset for your Note could fall sharply, which could result in a significant loss of principal.

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The contingent repayment of your principal applies only at maturity - You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the underlying asset price is above the conversion price.

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Your potential return on the Notes is expected to be limited to the coupons paid on the Notes - You will not participate in any appreciation of the underlying asset and your return on the Notes is expected to be limited to the coupon payments. If the closing price of the underlying asset on the final valuation date is greater than or equal to the conversion price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying asset even though you risked being subject to the decline in the price of the underlying asset. If the closing price of the underlying asset on the final valuation date is less than the conversion price, UBS will deliver to you shares of the underlying asset at maturity which are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your potential return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying asset.

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Credit risk of UBS - The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

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Market risk - The price of the underlying asset can rise or fall sharply due to factors specific to that underlying asset and (i) in the case of common stock or American depositary shares, its issuer (the "underlying asset issuer") or (ii) in the case of an exchange traded fund, the securities, futures contracts or physical commodities constituting the assets of that underlying asset. These factors include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying asset issuer and the underlying asset for your Notes. We urge you to review financial and other information filed periodically by the underlying asset issuer with the SEC.

•	Fair value considerations.
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The issue price you pay for the Notes exceeds their estimated initial value - The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this final terms supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and expected dividends on the underlying asset, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.

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The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value - The value of your Notes at any time will vary based on many factors, including the factors described above and in “Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

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Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date - We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to pricing the Notes on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

•	Limited or no secondary market and secondary market price considerations.
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There may be little or no secondary market for the Notes - The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

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The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements - For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets for the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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Price of Notes prior to maturity - The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying asset; the volatility of the underlying asset; the dividend rate paid on the underlying asset; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.

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Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices - All other things being equal, the use of the internal funding rates described above under “- Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

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Owning the Notes is not the same as owning the underlying asset - The return on your Notes may not reflect the return you would realize if you actually owned the underlying asset. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying asset, and you will not participate in any appreciation of the underlying asset, over the term of the Notes.

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No assurance that the investment view implicit in the Notes will be successful - It is impossible to predict whether and the extent to which the price of the underlying asset will rise or fall. There can be no assurance that the underlying asset price will not rise by more than the coupons paid on the Notes or will not close below the conversion price on the final valuation date. The price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying asset or, for Notes linked to exchange traded funds, the underlying asset constituent stock issuers. You should be willing to accept the risks of owning equities in general and the underlying asset in particular, and the risk of losing some or all of your initial investment.

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The calculation agent can make adjustments that affect the payment to you at maturity - The calculation agent may adjust the amount payable at maturity by adjusting the conversion price, the share delivery amount and/or the final price for certain corporate events affecting the underlying asset, such as stock splits and stock dividends, and certain other actions involving the underlying asset. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying asset. If an event occurs that does not require the calculation agent to adjust the conversion price and the share delivery amount, the market value of your Notes and the payment at maturity may be materially and adversely affected. In the case of common stock or American depositary shares, following certain corporate events relating to the issuer of the underlying asset where the issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock or American depositary shares of a successor to the underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset in such corporate event. Additionally, if the issuer of the underlying asset becomes subject to (i) a reorganization event whereby the underlying asset is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates or (iii) an underlying equity is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on the common stock or American depositary shares issued by another company. In the case of an exchange traded fund, following a suspension from trading or if an exchange traded fund is discontinued, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes - Antidilution Adjustments” beginning on page PS-32 of the Airbag Yield Optimization Notes product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay you an amount in cash equal to your principal amount, unless the final price of the underlying asset is below the conversion price (as such conversion price may be adjusted by the calculation agent upon theoccurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

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There is no affiliation between the underlying asset issuer, or for Notes linked to exchange traded funds, the issuers of the constituent stocks comprising the underlying asset (the "underlying asset constituent stock issuers"), and UBS, and UBS is not responsible for any disclosure by such issuer(s) - We and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuer or, if applicable, any underlying asset constituent stock issuers. However, we are not affiliated with the underlying asset issuer or any underlying asset constituent stock issuers and are not responsible for such issuer's public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should make your own investigation into the underlying asset issuer or, if applicable, each underlying asset constituent stock issuer. Neither the underlying asset issuer nor any underlying asset constituent stock issuer is involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. Such issuer(s) have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

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Potential UBS impact on the market price of the underlying asset - Trading or transactions by UBS or its affiliates in the underlying asset and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset may adversely affect the market price of the underlying asset and, therefore, the market value of your Notes.

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Potential conflict of interest - UBS and its affiliates may engage in business with the issuer of the underlying asset or, for Notes linked to exchange traded funds, the underlying asset constituent stock issuers, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the final price is below the conversion price and accordingly the payment at maturity on your Notes. The calculation agent may also postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date and may make adjustments to the share delivery amount, conversion price, the final price and/or the underlying asset itself for certain corporate events affecting the underlying asset. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-32 of the Airbag Yield Optimization Notes product supplement. As UBS determines the economic terms of the Notes, including the coupon rate and conversion price, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

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Potentially inconsistent research, opinions or recommendations by UBS - UBS and its affiliates may publish research or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes, and which may be revised without notice. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may influence the value of the Notes.

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Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Notes - Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS's assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS's debt and/or other obligations, including its obligations under the Notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.

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Dealer incentives - UBS and its affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes which may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 1.5% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

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Uncertain tax treatment - Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the sections entitled "What are the Tax Consequences of the Notes?" in the prospectus supplement and “Supplemental U.S. Tax Considerations ” beginning on page PS-46 of the Airbag Yield Optimization Notes product supplement and consult your tax advisor about your tax situation.

Information about the Underlying Asset

All disclosures regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

The underlying asset will be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying asset with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying asset under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Endo International plc

According to publicly available information, Endo International plc ("Endo International") is a specialty healthcare company focused on branded and generic pharmaceuticals, devices and services. Through partnerships with healthcare professionals and payment providers, Endo International delivers branded and generic drugs and medical devices in the areas of pain management, urology, oncology and endocrinology. Endo International operates in three reportable segments: U.S. Branded Pharmaceuticals, U.S. Generic Pharmaceuticals and International Pharmaceuticals. The U.S. Branded Pharmaceuticals segment includes a variety of branded prescription products related to treating and managing pain as well as our urology and men's health, endocrinology and orthopedic products, including Lidoderm®, Opana® ER, Voltaren® Gel, Percocet®, Fortesta® Gel, Supprelin® LA, XIAFLEX®, STENDRA®, Aveed® and Testim®, among others. The U.S. Generic Pharmaceuticals segment consists of products primarily focused in pain management through a differentiated portfolio of controlled substances and liquids that have one or more barriers to market entry, such as complex formulation, regulatory or legal challenges or difficulty in raw material sourcing; the product offerings of this segment include products in the pain management, urology, CNS disorders, immunosuppression, oncology, women's health and cardiovascular disease markets, among others. The International Pharmaceuticals segment includes a variety of specialty pharmaceutical products and certain medical devices for the Canadian, Mexican, South African and world markets acquired from Paladin Labs Inc. and Somar Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable. On January 29, 2015, Endo International acquired Auxilium Pharmaceuticals, Inc., a specialty biopharmaceutical company. On September 25, 2015, Endo International completed its Agreement and Plan of Merger (the "Merger Agreement") with Par Pharmaceutical Holdings, Inc. ("Par"), pursuant to which Endo International acquired all of the outstanding shares of Par for cash and its common stock. Information filed by Endo International with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36326, or its CIK Code: 0001593034. Endo International's website is http://www.endo.com. Endo International's common stock is listed on the NASDAQ Global Select Market under the ticker symbol "ENDP".

Information from outside sources is not incorporated by reference in, and should not be considered part of, this final terms supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low closing prices for Endo International's common stock, based on daily closing prices on the primary exchange for Endo International. We obtained the closing price information set forth below from the Bloomberg Professional service (“Bloomberg”) without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Endo International's closing price on August 11, 2016 was $23.01. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close

10/03/2011	12/30/2011	$36.04	$26.51	$34.53

01/03/2012	03/30/2012	$39.01	$33.80	$38.73

04/02/2012	06/29/2012	$38.79	$29.03	$30.98

07/02/2012	09/28/2012	$33.68	$29.21	$31.72

10/01/2012	12/31/2012	$32.43	$25.60	$26.27

01/02/2013	03/28/2013	$31.66	$25.06	$30.76

04/01/2013	06/28/2013	$39.30	$30.73	$36.79

07/01/2013	09/30/2013	$45.60	$36.30	$45.44

10/01/2013	12/31/2013	$67.46	$43.64	$67.46

01/02/2014	03/31/2014	$81.49	$64.30	$68.65

04/01/2014	06/30/2014	$73.94	$56.28	$70.02

07/01/2014	09/30/2014	$70.48	$61.26	$68.34

10/01/2014	12/31/2014	$73.37	$60.19	$72.12

01/02/2015	03/31/2015	$92.37	$71.97	$89.70

04/01/2015	06/30/2015	$95.92	$78.39	$79.65

07/01/2015	09/30/2015	$87.63	$60.57	$69.28

10/01/2015	12/31/2015	$71.06	$51.46	$61.22

01/04/2016	03/31/2016	$60.06	$28.15	$28.15

04/01/2016	06/30/2016	$33.98	$13.45	$15.59

07/01/2016*	08/10/2016*	$22.29	$16.56	$22.29

* As of the date of this final terms supplement, available information for the third calendar quarter of 2016 includes data for the period from July 1, 2016 through August 10, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

The graph below illustrates the performance of Endo International's common stock for the period indicated, based on information from Bloomberg. The solid line represents the conversion price of $14.96, which is equal to 65.00% of the closing price on August 11, 2016. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of this final terms supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC has agreed to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this final terms supplement.

Conflicts of Interest - Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a "conflict of interest" in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation - The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 1 month after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks - Fair value considerations” and “Key Risks - Limited or no secondary market and secondary market price considerations” on pages 4 and 5 of this final terms supplement.

Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Notes offered by this final terms supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated February 9, 2016 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on February 9, 2016. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015.